EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Datawatch Corporation on Forms S-3(No. 333-191425) and S-8 (Nos. 333-180934, 333-134291, 333-134015, 333-104011, 333-84312, 333-57244, 333-34312 and 333-39627) of our report dated December 17, 2013, with respect to our audits of the consolidated financial statements of Datawatch Corporation and subsidiaries as of September 30, 2013 and 2012 and for each of the years in the three-year period ended September 30, 2013, which report is included in this Annual Report on Form 10-K of Datawatch Corporation for the year ended September 30, 2013.

Our report on the consolidated financial statements refers to a change in the method of accounting related to adoption of Financial Accounting Standards Board issued ASU No. 2011-05, Comprehensive Income (Topic 220), effective October 1, 2012.

/s/ Marcum LLP

Marcum LLP

Boston, Massachusetts

December 17, 2013